Exhibit 99.1
Board of Directors of Emerson Radio Corp.
Declares Extraordinary Cash Dividend of $1.10 per Common Share
Press Release Source: Emerson Radio Corp. On Tuesday March 2, 2010, 11:31 am
MOONACHIE, NJ—(Marketwire — 03/02/10) — Emerson Radio Corp. (AMEX:MSN — News) today reported that its Board of Directors this morning declared an extraordinary cash dividend of $1.10 per common share payable on March 24, 2010 to shareholders of record of the Company at the close of trading on March 15, 2010.
In announcing the dividend, Adrian Ma, Chief Executive Officer of the Company, stated that “we are delighted to be in a position as a company to make a cash distribution of this magnitude to our shareholders, as the Board believes its current and forecasted levels of working capital exceed the amount needed for the Company to execute successfully its strategic plan for the future. After the distribution, Emerson will have virtually no debt and approximately $11.5 million in cash with which to run the business.”
The Company also announced that, in principle, its lead bank had consented to the dividend payment and had agreed with the Company, consistent with the forecasted borrowing needs of the Company through the facility’s December 2010 expiration date, to reduce the maximum credit available under the facility from $45 million to $15 million and to limit credit advances to cash collateralized letters of credit.
The Company is exploring its tax history to determine the portion, if any, of the dividend which will not be subject to United States Federal Income Tax.
In mid February, Emerson reported net income for nine months ended December 31, 2009 of $7.7 million, or $0.29 per diluted share on net revenues of $155.4 million, compared to a net loss of $2.3 million or $0.09 per diluted share on net revenues of $157.4 million for the same period of the prior fiscal year.
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX:MSN — News), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of home appliance and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.
Contact:
CONTACT:
Emerson Radio Corp.
Greenfield Pitts
Chief Financial Officer
(212) 897-5441
Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098